Exhibit 99.1

CME Group and NYMEX Holdings Announce Scheduled Closing Date and Election Deadline for NYMEX Holdings Stockholders

CHICAGO and NEW YORK, Aug. 15 — CME Group Inc. (NASDAQ: CME) and NYMEX Holdings, Inc. (NYSE: NMX) today announced that the closing date of their merger is anticipated to be August 22, 2008, assuming stockholder and member approval on Monday, August 18, 2008. In the merger, NYMEX Holdings will merge with and into CMEG NY Inc., a wholly-owned subsidiary of CME Group.

The companies also announced that the election deadline for NYMEX Holdings stockholders to elect the form of consideration they will receive will be 5:00 p.m., Chicago time, on August 20, 2008 (the “Election Deadline”). This is the time by which NYMEX Holdings stockholders must deliver their election forms to Computershare Trust Company, N.A., which is serving as the exchange agent.

NYMEX Holdings stockholders who hold their shares through a bank, broker or other nominee may have an election deadline earlier than the Election Deadline. These NYMEX Holdings stockholders should carefully review any materials they receive from their bank, broker or other nominee to determine the election deadline applicable to them.

Pursuant to the terms of the merger agreement and subject to approval by stockholders of NYMEX Holdings and CME Group and Class A members of New York Mercantile Exchange, Inc., NYMEX Holdings stockholders are entitled to elect to receive, for each share of NYMEX Holdings common stock they own, either cash consideration with a value equal to (a) $36.00 plus (b) the product of (1) 0.1323 and (2) the average closing sale price of shares of CME Group Class A common stock on the Nasdaq Global Select Market for the period of ten consecutive trading days ending on the second full trading day (anticipated to be August 20, 2008) prior to the effective time of the merger (the “Average CME Group Share Price”), or stock consideration consisting of a number of shares of CME Group Class A common stock equal to the cash consideration per share of NYMEX Holdings common stock divided by the Average CME Group Share Price. All elections are subject to proration as provided in the merger agreement, which preserves the mandatory aggregate cash consideration amount of approximately $3.4 billion, after taking into account all of the elections made by all of the NYMEX Holdings stockholders. NYMEX Holdings stockholders who do not make a timely election or fail to deliver a properly completed election form to Computershare Trust Company, N.A. by the Election Deadline will not be able to elect the form of merger consideration they will receive in the merger. These non-electing stockholders will receive all cash consideration, subject to proration as provided in the merger agreement.

Beginning on July 25, 2008, the required election forms and accompanying instructions were mailed to NYMEX Holdings stockholders of record as of July 18, 2008. NYMEX Holdings stockholders, including those that acquired their shares after July 18, 2008, may request copies of these election documents by calling D.F. King & Co., Inc. toll free from within the United States and Canada at (800) 758-5378. NYMEX Holdings stockholders who hold their shares through a bank, broker or other nominee should contact their bank, broker or other nominee to obtain additional copies of the election documents.

About CME Group

CME Group (http://www.cmegroup.com/) is the world’s largest and most diverse exchange. Formed by the 2007 merger of the Chicago Mercantile Exchange (CME) and the Chicago Board of Trade (CBOT), CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on its trading floors. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, agricultural commodities, and alternative investment products such as weather and real estate. CME Group is traded on the NASDAQ under the symbol “CME.”

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE: NMX) is the parent company of New York Mercantile Exchange, Inc., the world’s largest physical commodities exchange, offering futures and options trading in energy, metals and other contracts and clearing services for more than 400 off-exchange contracts. Through a hybrid model of open outcry floor trading and electronic trading on the CME Globex® electronic platform, as well as clearing off-exchange instruments through NYMEX ClearPort® Clearing, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com/.

Important Merger Information

In connection with the merger transaction involving CME Group and NYMEX Holdings, CME Group has filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) on July 21, 2008 containing a definitive joint proxy statement/prospectus, as supplemented. This press release is not a substitute for the definitive joint proxy statement/prospectus, as supplemented, or any other documents CME Group and NYMEX Holdings have filed or will file with the SEC. Investors and security holders are urged to read the definitive joint proxy statement/prospectus, as supplemented, and any other relevant documents filed or to be filed by CME Group or NYMEX Holdings because they contain or will contain important information about the proposed transaction. The definitive prospectus/proxy statement, as supplemented, and other documents filed or to be filed by CME Group with the SEC are or will be available free of charge at the SEC’s Web site (http://www.sec.gov/) or from CME Group Inc., Attention: Shareholder Relations, 20 S. Wacker Drive, Chicago, Illinois 60606 , (312) 930-1000 or NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

CME Group and NYMEX Holdings and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from CME Group and NYMEX Holdings shareholders in respect of the proposed transaction. Information regarding CME Group and NYMEX Holdings’ directors and executive officers is available in their respective proxy statements for their 2008 annual meeting of stockholders. Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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